Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tennant Company:
We consent to the incorporation by reference in the registration statements (Nos. 333-28641, 333-73706, 333-157708, 333-142581, 333-80589, 333-181203, 333-188151, 333-114884, and 333-166342) on Form S-8 and No. 333-207747 on Form S-3 of Tennant Company of our report dated February 26, 2016, with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Tennant Company.
/s/ KPMG LLP
Minneapolis, Minnesota
February 26, 2016